Exhibit 5.2

BAKER & MCKENZIE LLP

815 CONNECTICUT AVENUE NW

WASHINGTON, DC 20006-4004

(202) 452-7000

FACSIMILE (202) 416-7035

DIRECT DIAL NUMBER	E-MAIL ADDRESS
(202) 452-7034	MARC.PAUL@BAKERMCKENZIE.COM

May 26, 2020

PRA Health Sciences, Inc.

4130 ParkLake Avenue, Suite 400

Raleigh, North Carolina 27612

Ladies and Gentlemen:

We have acted as counsel to PRA Health Sciences, Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (Registration No. 333-225313) (the “Prior Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

The Prior Registration Statement registered up to 2,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), issuable pursuant to the PRA Health Sciences, Inc. 2018 Stock Incentive Plan (the “2018 Plan”).

The Amendment reflects that a portion of the shares of Common Stock registered under the Prior Registration Statement (consisting of the number of shares of Common Stock previously available for issuance under the 2018 Plan as of May 18, 2020, plus the number of shares underlying any award granted under the 2018 Plan that are not delivered in settlement of such awards on account of the forfeiture or termination of such awards after May 18, 2020) will become available for issuance under the PRA Health Sciences, Inc. 2020 Stock Incentive Plan (the “2020 Plan”), pursuant to awards granted under the 2020 Plan (such shares are referred to herein as the “Carryover Shares”).

We have examined the Amendment, the 2018 Plan and the 2020 Plan, which Plans have been filed with the Commission and/or incorporated by reference as an exhibit to the Amendment. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We have also assumed that, with respect to the issuance of any Carryover Shares, the amount of valid consideration paid in respect of such Carryover Shares will equal or exceed the par value of such Carryover Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the 2020 Plan, the Carryover Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Amendment.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP